Exhibit 16.1

January 6, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K, dated January 6, 2021, of Enveric Biosciences, Inc. (formerly AMERI Holdings, Inc.) and are in agreement with the statements regarding our Firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ram Associates, CPA
Ram Associates, CPA